Exhibit 99.(a)(1)(J)

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Design

Synopsys Stock Option Exchange Program

May 25, 2005

> Your Design Partner	[LOGO]

Agenda

•                  Summary of Stock Option Exchange Program

•                  Terms of New Stock Option Grants

•                  Dates to Remember

•                  Considerations

•                  How Do I Participate?

•                  Disclosures

•                  Links to Important Documents

© 2004 Synopsys, Inc. (2) CONFIDENTIAL

Summary of Stock Option Exchange Program

•                  Please read the Offer to Exchange for details of the Stock Option Exchange

•                  Offer to Exchange is located at https://www.corporate-action.net/Synopsys

•                  Eligibility

•                  Options priced between $25.00 - $26.99 are eligible for 1.6 to 1 exchange ratio

•                  Options priced between $27.00 - $28.99 are eligible for 1.8 to 1 exchange ratio

•                  Options priced between $29.00 - $30.99 are eligible for 2.2 to 1 exchange ratio

•                  Options priced $31.00 and above are eligible for a 2.8 to 1 exchange ratio

•                  Executive Staff and Board of Directors are not eligible

Terms of New Stock Option Grants

•                  New Stock Option Grants

•                  New stock option grants will be issued at the Fair Market Value on the day following the expiration of offer (anticipated to be June 23, 2005)

•                  Participating employees will receive notice from Shareholder Services of their new stock options on or about July 14, 2005

•                  Vesting

•                  New stock option grants will begin vesting at the time of the grant

•                  Three year vesting –2.78% monthly

•                  Exercisable beginning one month after grant date

•                  New stock option grants will have a 6.5 year term

Dates to Remember

•                  May 25, 2005 –Tender Offer Commencement Date

•                  Begin making electronic elections via Mellon

•                  June 22, 2005 – Anticipated Tender Offer Expiration Date

•                  Last day make electronic elections, if participating

•                  Electronic submissions must be made or written forms must be received by Mellon by 11:59 p.m. Eastern Daylight Time (no exceptions)

•                  June 23, 2005 – Anticipated Grant Date

•                  Date exercise price of new stock option grants is set and vesting begins

•                  July 14, 2005 –Anticipated Date New Stock Option Grants are available in E*Trade

•                  E-mail notification to all participating employees from Shareholder Services

Considerations

•                  Read the Offer to Exchange

•                  Taxation

•                  U.S. Employees

•                  Exchange is not a taxable event

•                  Non-U.S. Employees

•                  Refer to the Tender Offer for country-specific tax information

•                  Employees should consult their tax and financial advisors for specific questions

•                  Option Price

•                  New option price could be higher than the exchanged option price

•                  If you do not indicate you want to participate by the deadline, none of your eligible stock options will be exchanged

Value Exchange Matrix – https://www.corporate-action.net/Synopsys

The value exchange matrices illustrate the potential gain or loss in value of your stock option holdings that may occur if you elect to participate in the stock option exchange program.

The matrices are provided for eligible stock option holders to use for informational purposes only in deciding whether to participate in the stock option exchange offer and do not represent Synopsys’ estimates of its future stock prices.

Value Exchange Example

Name: Susan Smith

Title: Senior Software Engineer

Options Eligible for Exchange: 2,200 shares with a current strike price of $30.23

Susan has one existing option grant eligible for exchange in the program and must decide whether or not to accept the offer. Based on the strike price of the option, Susan first determines that it falls into Bucket Three with an exchange rate of 2.2 old options for one new replacement option. In other words, if Susan tenders the 2,200 option shares she currently has, she will receive 1,000 new replacement options.

Bucket One: $25.00 to $26.99

1.6 Old Options for 1 Replacement Option

Bucket Two: $27.00 to $28.99

1.8 Old Options for 1 Replacement Option

Bucket Three: $29.00 to $30.99

2.2 Old Options for 1 Replacement Option

Bucket Three: $29.00 to $30.99 2.2 Old Options for 1

Replacement Option— EXAMPLE

Strike Price of Tendered	Potential Future Synopsys Stock Price
Option	$18.00	$20.00	$22.00	$24.00	$26.00	$28.00	$30.00	$32.00	$34.00	$36.00
$29.1105	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$12.04	$9.64	$7.24	$4.84
$29.2285	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$12.30	$9.90	$7.50	$5.10
$29.4688	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$12.83	$10.43	$8.03	$5.63
$29.5100	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$12.92	$10.52	$8.12	$5.72
$29.5600	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$13.03	$10.63	$8.23	$5.83
$29.6200	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$13.16	$10.76	$8.36	$5.96
$29.7950	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$13.55	$11.15	$8.75	$6.35
$30.0000	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$14.00	$11.60	$9.20	$6.80
$30.0313	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$14.00	$11.67	$9.27	$6.87
$30.2300	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$14.00	$12.11	$9.71	$7.31
$30.2500	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$14.00	$12.15	$9.75	$7.35
$30.6850	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$14.00	$13.11	$10.71	$8.31
$30.7700	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$14.00	$13.29	$10.89	$8.49
$30.9973	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$14.00	$13.79	$11.39	$8.99

Strike Price of Tendered	Potential Future Synopsys Stock Price
Option	$38.00	$40.00	$42.00	$44.00	$46.00	$57.50	$60.00
$29.1105	$2.44	$0.04	$(2.36)	$(4.76)	$(7.16)	$(20.96)	$(23.96)
$29.2285	$2.70	$0.30	$(2.10)	$(4.50)	$(6.90)	$(20.70)	$(23.70)
$29.4688	$3.23	$0.83	$(1.57)	$(3.97)	$(6.37)	$(20.17)	$(23.17)
$29.5100	$3.32	$0.92	$(1.48)	$(3.88)	$(6.28)	$(20.08)	$(23.08)
$29.5600	$3.43	$1.03	$(1.37)	$(3.77)	$(6.17)	$(19.97)	$(22.97)
$29.6200	$3.56	$1.16	$(1.24)	$(3.64)	$(6.04)	$(19.84)	$(22.84)
$29.7950	$3.95	$1.55	$(0.85)	$(3.25)	$(5.65)	$(19.45)	$(22.45)
$30.0000	$4.40	$2.00	$(0.40)	$(2.80)	$(5.20)	$(19.00)	$(22.00)
$30.0313	$4.47	$2.07	$(0.33)	$(2.73)	$(5.13)	$(18.93)	$(21.93)
$30.2300	$4.91	$2.51	$0.11	$(2.29)	$(4.69)	$(18.49)	$(21.49)
$30.2500	$4.95	$2.55	$0.15	$(2.25)	$(4.65)	$(18.45)	$(21.45)
$30.6850	$5.91	$3.51	$1.11	$(1.29)	$(3.69)	$(17.49)	$(20.49)
$30.7700	$6.09	$3.69	$1.29	$(1.11)	$(3.51)	$(17.31)	$(20.31)
$30.9973	$6.59	$4.19	$1.79	$(0.61)	$(3.01)	$(16.81)	$(19.81)

IF Susan accepts the exchange and IF the replacement options are granted at $16.00 and IF Susan remains employed at Synopsys for three years after the grant date such that the new options vest in full and IF Synopsys stock goes to…

•                  $18.00 per share in the future, Susan would be $2.00 per replacement option better off (or $2,000 in total for the 1,000 replacement options received in the exchange))

•                  $30.00 per share in the future, Susan would be $14.00 per replacement option better off (or $14,000 in total for the 1,000 replacement options received in the exchange)

•                  $44.00 per share in the future, Susan will lose $2.29 per replacement option (or lose $2,294 in total) because she would have been better off keeping the original 2,200 options with a strike price of $30.23 (a total value of 2,200*($44.00-$30.23)=$30,294) than she would be by taking the exchange offer (a total value of 1,000*($44.00-$16.00)=$28,000)

How Can You Participate?

•                  Synopsys has engaged Mellon Investor Services to administer the Stock Option Exchange Program.

•                  If you currently have stock options with exercise prices equal to or greater than $25.00 per share, you will receive an
e-mail on May 25, 2005 with your Personal Identification Number (PIN) to access your stock option information on Mellon’s Web site.

•                  Website address is:  https://www.corporate-action.net/Synopsys

•                  The web site contains information regarding your outstanding option grants including instructions on how to elect to exchange your eligible options.

•                  Eligible employees must make their elections to participate in the Exchange Program electronically on the Mellon Web site dedicated specifically to Synopsys.

•                  Employees who prefer to submit election in writing can do so by contacting Mellon for written forms.

•                  Leave of Absence Employees will be sent written packages

•                            All electronic elections must be made and written forms must be received by Mellon by 11:59 p.m. Eastern Daylight Time on the expiration date of the offer (anticipated to be June 22)

•                            For assistance logging in to the Mellon website or other questions, please contact the Mellon call center Monday through Friday between the hours of 9:00 a.m. to 7:00 p.m. Eastern Daylight Time at:

•                  (866) 210-7111 (From within the U.S.)

•                  (201) 329-8206 (From outside the U.S.)

Additional Disclosures

•                  Participation in the Stock Option Exchange Program is voluntary

•                  Synopsys will not be able to assist employees in their decision making as to whether or not to participate in the program

•                  Due to SEC regulations, Synopsys cannot provide additional information other than what has been provided in the Offer to Purchase

•                  All new options are subject to the Insider Trading Policy

Links to Important Documents

The following documents can be found at –https://www.corporate-action.net/Synopsys

•                  Offer to Exchange

•                  Frequently Asked Questions

•                  Synopsys SEC Filings

•                  Value Exchange Matrices Illustrations